Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports Third Quarter 2013 Results

•	Q3 product revenue of $10.5 million; reiterating $41-43 million annual revenue guidance for 2013.

•	INTERCEPT platelet PMA initiated - first of three modules submitted in September.

•	Third of four modules for INTERCEPT plasma PMA submitted in August.

CONCORD, CA, October 29, 2013 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter and nine months ended September 30, 2013.

“This past quarter, we continued to submit INTERCEPT plasma and platelet PMA modules on schedule, and look forward to completing these submissions in November 2013 and March 2014, respectively,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “ Our $10.5 million in Q3 product revenue provides steady progress toward our projected full year revenue guidance of $41-$43 million.”

Revenue

Product revenue for the third quarter of 2013 was $10.5 million, a 28% increase over the third quarter of 2012. Increased deployment of illuminators in several geographies, as well as elevated sales of plasma disposable kits and to a lesser extent, a stronger Euro compared to the U.S. dollar, drove third quarter revenue growth.

Product revenue for the first nine months of 2013 was $30.4 million, and represented a 16% increase from the same period in 2012. The increase in product revenue during the first nine months of 2013 over 2012 was driven primarily by increased demand for our INTERCEPT products, particularly plasma disposable kits and to a lesser extent, a stronger Euro compared to the U.S. dollar.

Gross Margins

Gross margins on product sales for the third quarter of 2013 were 35%, compared to 47% for the third quarter of 2012. Gross margins during the third quarter of 2013 were negatively impacted by certain period charges and the mix of products sold relative to the prior year. Gross margins were 42% for the first nine months of 2013, compared to 41% for the same period in 2012.

Operating Expenses

Total operating expenses for the third quarter of 2013 were $12.1 million, compared to $8.2 million for the third quarter of 2012; and $33.3 million for the nine months ended September 30, 2013 compared to $24.5 million for the same period in the prior year. The year-over-year increase in operating expenses for both the three and nine months ended September 30, was due primarily to regulatory activities for the preparation and submission activities supporting the Company’s PMA submissions for INTERCEPT plasma and platelets, costs for the clinical activities regarding the Company’s red blood cell program and increases in selling, general and administrative expenses in support of the existing European commercial business and preparatory market research activities for a potential U.S. launch of the INTERCEPT Blood System for plasma and platelets. The company expects these activities to continue to drive increasing operating expenses.

Operating and Net Loss

Operating losses during the third quarter of 2013 were $8.4 million, compared to $4.3 million during the third quarter of 2012, and $20.5 million compared to $13.7 million for the nine months ended September 30, 2013 and 2012, respectively. Despite the increased product revenues reported during both the three and nine months ended September 30, 2013 compared to 2012, operating losses widened due to the increased investments made in support of our PMA submission activities and our clinical activities with respect to our red blood cell program during the same periods.

Net loss for the third quarter of 2013 was $20.5 million, or $0.29 per share, compared to a net loss of $3.5 million, or $0.08 per diluted share, for the third quarter of 2012. Net loss for the first nine months of 2013 was $37.5 million, or $0.56 per share, compared to a net loss of $14.2 million, or $0.26 per share, for the same period of 2012. Net losses were impacted by the mark-to-market adjustments of the Company’s outstanding warrants to fair value. These adjustments resulted in non-cash charges of $12.4 million during the third quarter of 2013 compared to a gain of $0.9 million during the third quarter of 2012 and non-cash charges of $16.8 million compared to non-cash gains of $0.1 million during the nine months ended September 30, 2013 and 2012, respectively.

Cash and Cash Equivalents

At September 30, 2013, the Company had cash and cash equivalents and short-term investments of $53.3 million compared to $26.7 million at December 31, 2012 and $58.2 million at June 30, 2013. The Company’s $7.0 million revolving line of credit remains outstanding with approximately $3.4 million available for future borrowing.

Recent Highlights

•	INTERCEPT platelet PMA initiated with submission of first module in September 2013; remaining module submissions scheduled for December 2013 and March 2014.

•	Third of four modules of INTERCEPT plasma PMA submitted in August 2013; submission of final module planned for November 2013.

•	Daniel Swisher appointed Chair of Cerus Board of Directors to replace BJ Cassin, who will retire at year end.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 31979526. The replay will be available approximately three hours after the call through November 11, 2013.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. The company’s INTERCEPT Blood System has been demonstrated to inactivate a broad range of viruses, bacteria and parasites that may be present in donated blood, including established threats such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. In the United States, Cerus is seeking regulatory approval of the INTERCEPT Blood System for plasma and platelets. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding future sales growth and its 2013 revenues, the anticipated timing, completion and success of modular PMA submissions to the FDA for the INTERCEPT Blood System for plasma and platelets, the potential U.S. commercial launch of the INTERCEPT Blood System for plasma and platelets, future operating expenses, research and development activity and the expenses related thereto, marketing activity and expenses in support of Cerus’ planned commercialization activities, and the continued availability of Cerus’ revolving line of credit. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, the uncertain and time-consuming regulatory process, Cerus’ ability to successfully conduct its ongoing clinical trials for the red blood cell system in the anticipated timeframes, or at all, the fact that Cerus may encounter unanticipated difficulties complying with the prescribed submission timing or other modular PMA requirements related to the INTERCEPT Blood System for plasma and/or platelets, the fact that Cerus may be required to conduct additional clinical development in support of its modular PMA submissions for plasma and/or platelets, and that if additional clinical development is required it may require funding that Cerus does not have and could significantly delay or preclude regulatory approval of the INTERCEPT Blood System for plasma and platelets in the United States, adverse market and economic conditions, adverse fluctuations in foreign exchange rates, Cerus’ reliance on third parties to market, sell, distribute and maintain its products, Cerus’ lack of commercialization experience in the United States and its ability to establish, or contract with third parties to establish, sales, marketing and other sufficient capabilities to potentially market and sell the INTERCEPT Blood System for plasma and platelets in the United States, Cerus’ ability to comply with applicable regulatory guidelines and requirements with respect to the marketing and manufacturing of products in the United States, Cerus’ ability to maintain an effective manufacturing supply chain, Cerus’ ability to continue to comply with the financial and other covenants under its revolving line of credit, as well as other risks detailed in Cerus’ filings with the Securities and Exchange

Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the SEC on August 2, 2013. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Revenue	$10,542	$8,252	$30,425	$26,258
Cost of revenue	6,826	4,411	17,663	15,499

Gross profit on revenue	3,716	3,841	12,762	10,759

Operating expenses:
Research and development	4,363	1,903	10,569	5,439
Selling, general and administrative	7,728	6,219	22,535	18,871
Amortization of intangible assets	50	50	151	151

Total operating expenses	12,141	8,172	33,255	24,461

Loss from operations	(8,425)	(4,331)	(20,493)	(13,702)
Non-operating income (expense), net	(12,016)	926	(16,819)	(368)

Loss from operations before income taxes	(20,441)	(3,405)	(37,312)	(14,070)
Provision for income taxes	60	55	165	131

Net loss	$(20,501)	$(3,460)	$(37,477)	$(14,201)

Net loss per common share:
Basic	$(0.29)	$(0.06)	$(0.56)	$(0.26)
Diluted	$(0.29)	$(0.08)	$(0.56)	$(0.26)

Weighted average common shares outstanding used for computing net loss per common share:
Basic	69,791	54,875	66,464	54,130
Diluted	69,791	55,377	66,464	54,130

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2013	December 31, 2012
Cash & cash equivalents	$24,355	$26,696
Investments	28,971	—
Accounts receivable and other current assets	8,490	7,120
Inventories	12,686	10,180
Property and equipment, net	1,848	1,698
Goodwill and intangible assets	2,711	2,862
Other assets	378	363

Total assets	$79,439	$48,919

Accounts payable and accrued liabilities	$16,136	$14,805
Deferred revenue	111	77
Debt - current	3,638	4,828
Warrant liability	22,706	5,903
Debt - non-current	—	2,896
Other non-current liabilities	1,202	1,303

Total liabilities	43,793	29,812
Stockholders’ equity	35,646	19,107

Total liabilities and stockholders’ equity	$79,439	$48,919